Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	April 28, 2016 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES REVENUES

AND OPERATING RESULTS FOR THE FIRST QUARTER 2016

SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced a net loss of $0.8 million, or $0.02 net loss per diluted share, for the first quarter of 2016, compared to net income of $1.6 million, or $0.03 net income per diluted share, for the first quarter of 2015.

The decrease in net income was attributable to increases in incremental drought costs, maintenance expense, and interest expense. Total revenue decreased $0.3 million, or 0.2%, to $121.7 million for the first quarter of 2016 as compared to revenue of $122.0 million for the first quarter of 2015. Rate increases added $6.1 million, $5.0 million of which was related to water production cost increases. Revenue decoupling mechanisms and other balancing accounts reduced revenue $11.5 million due to a decrease in customer usage during the first quarter of 2016.  All other changes added $5.1 million.

According to President and Chief Executive Officer Martin A. Kropelnicki, the quarterly operating results were in line with the Company’s expectations, excluding first quarter increases in drought and associated maintenance costs.

“California’s historic drought and the associated $2.0 million of incremental drought costs in the first quarter put pressure on our operating results. However, we expect to recover drought-related expenses at a future date,” Kropelnicki said.

Drought costs are tracked in a memorandum account authorized by the California Public Utilities Commission (CPUC) and will be recoverable from customers after a reasonableness review.

Total operating expenses increased $1.0 million, or 0.9%, to $115.5 million for the first quarter of 2016 as compared to operating expenses of $114.5 million for the first quarter of 2015.

Water production costs decreased $4.1 million, or 9.1%, to $41.1 million for the first quarter of 2016 as compared to prior year water production expenses of $45.2 million, due primarily to the reduction in customer water usage associated with the California drought. As designed, the California revenue decoupling mechanisms record a reduction to revenue equal to the reduction in California water production costs.

Administrative and general and other operations expenses increased $3.6 million, or 8.3%, to $47.1 million for the first quarter of 2016, due primarily to increases in California drought program incremental costs of $2.0 million, outside service fees of $0.7 million, and on-going conservation program costs of $0.6 million. These cost increases were partially offset by a decrease in employee pension benefits of $0.9 million. Changes in employee pension benefits, employee and retiree health care, and on-going water conservation program costs for regulated California operations are tracked with authorized balancing accounts and generally do not affect earnings.

Maintenance expenses increased $1.6 million, or 36.0%, to $6.1 million for the first quarter of 2016 as compared to expenses of $4.5 million for the first quarter of 2015, due to increased costs for repairs of transmission and distribution mains, services, wells, and water treatment equipment.

Income taxes decreased $1.5 million in the first quarter of 2016 as compared to first quarter of 2015, due primarily to a $3.6 million decrease to pre-tax income and a tax benefit of $0.2 million. The Company’s fiscal year 2016 effective tax rate is estimated at 37%.

Other income, net of income taxes, decreased $0.3 million in 2016 due to an unrealized loss on our benefit plan insurance investments.

Company-funded and developer-funded capital expenditures for the first quarter of 2016 were $56.5 million, an increase of $21.5 million, or 61.1%, compared to $35.0 million in the first quarter of 2015.

The under-collected water revenue adjustment mechanism (WRAM) and modified cost balancing account (MCBA) net receivable balance was down 17%, or $6.9 million, to $33.6 million as of March 31, 2016 compared to $40.5 million as of December 31, 2015, primarily due to drought surcharges. California drought surcharges were $11.4 million during the first quarter of 2016 and $48.4 million for the period from July 1, 2015 to March 31, 2016.

In March 2016, California Water Service Company (Cal Water) closed $50.0 million of first mortgage bonds in a previously announced private placement to support infrastructure investments needed to provide a safe and reliable water supply to our customers.

Regulatory Update

In July 2015, Cal Water filed a General Rate Case (GRC) application seeking rate increases in all regulated operating districts in California effective January 1, 2017. The 2015 GRC application requested increased revenues of $94.8 million for 2017, $23.0 million for 2018, and $22.6 million for 2019. The primary reason for the requested revenue increase was a proposed capital program of $693.0 million in districts throughout California over the three-year period from January 1, 2016 through December 31, 2018. The GRC process considers the views of several interveners, including the Office of Ratepayer Advocates (ORA). Many of these parties have submitted testimony and the company is in the process of filing responsive rebuttal testimony before moving to settlement discussions and hearings later in the year.

“We’ve achieved notable progress on the 2015 General Rate Case in California and continue our work with interveners. Our goal is to finalize the rate case before the end of this year,” Kropelnicki said.

Other Information

All stockholders and interested investors are invited to listen to the first quarter of 2016 conference call on April 28, 2016 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-888-427-9411 or 1-719-325-2144 and keying in ID #9747630. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on April 28, 2016 through June 28, 2016, at 1-888-203-1112 or 1-719-457-0820, ID #9747630. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will furnish a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/earningsslidesmarch2016.pdf after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal III.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, such as Zika, avian flu, H1N1 flu and severe acute respiratory syndrome, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31,	December 31
(In thousands, except per share data)	2016	2015
ASSETS
Utility plant:
Utility plant	$2,560,787	$2,506,946
Less accumulated depreciation and amortization	(821,108)	(805,178)
Net utility plant	1,739,679	1,701,768

Current assets:
Cash and cash equivalents	30,878	8,837
Receivables:
Customers	31,397	31,512
Regulatory balancing accounts	31,554	35,052
Other	12,741	14,760
Unbilled revenue	25,522	23,181
Materials and supplies at weighted average cost	6,321	6,339
Taxes, prepaid expense, and other assets	10,108	7,897
Total current assets	148,521	127,578

Other assets:
Regulatory assets	361,249	361,893
Goodwill	2,615	2,615
Other assets	47,741	47,399
Total other assets	411,605	411,907
	$2,299,805	$2,241,253

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$479
Additional paid-in capital	333,002	333,135
Retained earnings	299,485	308,541
Total common stockholders’ equity	632,967	642,155
Long-term debt, less current maturities	557,849	508,002
Total capitalization	1,190,816	1,150,157

Current liabilities:
Current maturities of long-term debt	6,113	6,043
Short-term borrowings	34,500	33,615
Accounts payable	65,354	66,380
Regulatory balancing accounts	1,075	2,227
Accrued interest	11,611	5,088
Accrued expenses and other liabilities	39,490	34,545
Total current liabilities	158,143	147,898

Unamortized investment tax credits	1,872	1,872
Deferred income taxes, net	264,153	264,897
Pension and postretirement benefits other than pensions	239,164	236,266
Regulatory liabilities and other	88,018	82,414
Advances for construction	180,210	180,172
Contributions in aid of construction	177,429	177,577
Commitments and contingencies	—	—
	$2,299,805	$2,241,253

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	March 31,	March 31,
	2016	2015

Operating revenue	$121,727	$121,985
Operating expenses:
Operations:
Water production costs	41,069	45,202
Administrative and General	27,827	27,695
Other operations	19,302	15,843
Maintenance	6,063	4,457
Depreciation and amortization	16,046	15,319
Income tax (benefit) expense	(925)	613
Property and other taxes	6,075	5,359
Total operating expenses	115,457	114,488

Net operating income	6,270	7,497

Other income and expenses:
Non-regulated revenue	3,428	3,247
Non-regulated expenses, net	(2,980)	(2,243)
Income tax (expense) on other income and expenses	(181)	(403)
Net other income	267	601

Interest expense:
Interest Expense	8,065	7,069
Less: capitalized interest	(730)	(546)
Net interest expense	7,335	6,523

Net (loss) income	$(798)	$1,575

Net (loss) income per share
Basic	$(0.02)	$0.03
Diluted	$(0.02)	$0.03
Weighted average shares outstanding
Basic	47,905	47,825
Diluted	47,905	47,854
Dividends per share of common stock	$0.1725	$0.1675